UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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THERAGENICS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THERAGENICS CORPORATION®
5203 BRISTOL INDUSTRIAL WAY
BUFORD, GEORGIA 30518

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders of Theragenics Corporation (“Theragenics”, the “Company”) to be held at 9:00 A.M., Eastern Daylight Savings Time, on Friday, May 17, 2013, at the Commerce Club – Atlanta, 191 Peachtree Street, N.E., 49th Floor, Atlanta, Georgia 30303, for the purpose of electing two directors, casting an advisory vote on executive compensation, casting an advisory vote on frequency of the shareholder advisory vote on executive compensation and ratifying the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for the current year.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 17, 2013

This proxy statement and a copy of the Company’s Annual Report on Form 10-K are available at www.theragenics.com.  For information regarding attending the stockholders’ meeting and voting in person, please see the legend below.

The Board of Directors has fixed the close of business on March 21, 2013, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting.

Sincerely,

/s/ Bruce W. Smith
Bruce W. Smith,
Secretary

Buford, Georgia

April 1, 2013
YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU ARE REQUESTED TO FILL IN AND TO SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

A TICKET MUST BE PRESENTED TO GAIN ADMISSION TO THE ANNUAL MEETING OF STOCKHOLDERS. IF YOU ARE PLANNING TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED ADMISSION TICKET REQUEST FORM TO RECEIVE YOUR ADMISSION TICKET. IF YOU DID NOT RECEIVE A TICKET REQUEST FORM, PLEASE CONTACT INVESTOR RELATIONS AT 1-800-998-8479 OR INVESTOR_RELATIONS@THERAGENICS.COM.  YOU WILL NOT BE MAILED AN ADMISSION TICKET. YOUR TICKET WILL BE AVAILABLE AT THE REGISTRATION TABLE ON MAY 17, 2013.

THERAGENICS CORPORATION®
5203 Bristol Industrial Way
Buford, Georgia 30518

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Theragenics Corporation.  The terms “Theragenics”, “Company”, “we”, “us”, or “our” mean Theragenics Corporation.  Such proxies are to be voted at our Annual Meeting of Stockholders to be held on Friday May 17, 2013, at the Commerce Club – Atlanta, 191 Peachtree Street, N.E., 49th Floor, Atlanta, Georgia 30303, at 9:00 A.M., Eastern Daylight Savings Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Our Board of Directors has fixed the close of business on March 21, 2013, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the forthcoming Annual Meeting of Stockholders or any adjournment thereof. Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time prior to its exercise. A proxy may be revoked by attending and voting at the meeting, by giving a later proxy or by written notice to the Secretary of the Company received at our offices at 5203 Bristol Industrial Way, Buford, Georgia, 30518, prior to the date of the Annual Meeting.

When proxies are returned properly executed, the shares represented thereby will be voted as directed in the executed proxy. If the proxy is signed and returned but no direction is specified therein, it will be voted as follows:

●	FOR the election of the Nominees named herein;
●	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
●	FOR the approval, on an advisory basis, of the frequency of the advisory vote on compensation of our named executive officers once every third year; and
●	FOR the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for the current year.

You will need a ticket to attend the Annual Meeting of Stockholders. If your shares are registered in your name and not in the name of a bank, broker or other third party, you may request an admission ticket by completing and returning the enclosed Admission Ticket Request Form. If you did not receive a Ticket Request Form, please contact Investor Relations at 800-998-8479 or Investor_Relations@theragenics.com. You will not be mailed an admission ticket. Your ticket will be available at the registration table on May 17, 2013.

If you plan to attend the Annual Meeting of Stockholders in person and your shares are not registered in your own name, please advise the bank, broker or other institution that holds your shares that you plan to attend the Annual Meeting. That firm must provide you with documentation showing that you owned your shares of the Company as of the record date, March 21, 2013. This documentation may be either a copy of an account statement that shows you owned the shares on the record date or a letter from the firm that confirms you owned the shares on that date. Please include that documentation when you return the enclosed Admission Ticket Request Form to us to receive an admission ticket.

We pay the expenses for soliciting proxies for the forthcoming Annual Meeting of Stockholders. Our directors, officers and employees, who will not be specially compensated for such services, may make solicitation of proxies by means of personal calls upon, or telephonic or electronic communications with, stockholders or their personal representatives. We will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to beneficial owners. It is anticipated that this Proxy Statement and enclosed Proxy will first be mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about April 4, 2013.

VOTING SECURITIES AND PRINCIPAL SECURITY HOLDERS

As of March 21, 2013, there were 31,050,020 shares of Common Stock, par value $.01 per share (“Common Stock”) outstanding and entitled to vote at the Annual Meeting.

VOTING PROCEDURES

Who May Vote

  If you were a stockholder at the close of business on March 21, 2013, you may vote at our Annual Meeting.

  Each share is entitled to one vote. In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting to vote your shares in person. Our Board of Directors requests your proxy. By completing your proxy and submitting it in a timely manner, you will assure your shares will count toward determination of the presence of a quorum and will be voted at the meeting.

Methods of Voting

  All stockholders of record may vote by transmitting their proxy cards by mail. Stockholders of record can also vote by telephone or Internet. Stockholders who hold their shares through a bank or broker can vote by telephone or Internet if their bank or broker offers those options.

●	By
Telephone or Internet. We encourage you to vote by Internet. It is convenient for you and saves us significant postage and processing costs.  Stockholders of record may vote by using the toll-free number or Internet website address listed on the proxy card. Please see your proxy card for specific instructions.

●	By
Mail.  Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

Revoking Your Proxy

  You may change your mind and revoke your proxy at any time before it is voted at the meeting by:

●	sending a written notice to our Secretary for receipt prior to the Annual Meeting stating that you revoke your proxy;

●	transmitting a proxy dated later than your prior proxy either by mail, telephone or Internet; or

●	attending the Annual Meeting and voting in person or by proxy.

Voting Shares Held By Brokers, Banks and Other Nominees

  Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.

  Many of our stockholders may hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

●
Stockholder of Record — If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the ”stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party or to vote in person at the Annual Meeting of Stockholders.

●
Beneficial Owner — If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered, with respect to those shares, the “beneficial owner.” As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, and you also are invited to attend the Annual Meeting of Stockholders in person. Because a beneficial owner is not the stockholder of record, however, you may not vote these shares in person at the Annual Meeting of Stockholders unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting of Stockholders.

  It is imperative that each stockholder instruct his/her/its broker how to vote on the issues presented for consideration. Brokers who do not receive instructions are entitled to vote those shares ONLY with respect to the ratification of the selection of our independent registered public accounting firm but not with respect to any other matter to be presented at the Annual Meeting of Stockholders,. Outstanding shares not voted by brokers under such circumstances, but represented at the meeting by otherwise completed proxy cards, are referred to as “broker non-votes.” Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting but will not be counted as votes cast on any of the proposals to be voted upon.

  The following table sets forth the ownership of our Common Stock as of March 21, 2013, by:

●	each of our directors and executive officers, including the Named Executive Officers appearing in the Summary Compensation Table under “Executive Compensation and Related Matters;” and
●	all persons known to us to be the beneficial owner of more than 5% of our outstanding Common Stock.

  Unless otherwise indicated, the address for each person listed is c/o Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Common Stock Outstanding(2)
FMR LLC (3)	2,629,506	(4)	8.5%
Dimensional Fund Advisors LP (5)	2,450,128	(6)	7.9%
Juniper Public Fund, L.P. (7)	2,099,794	(8)	6.8%
Renaissance Technologies Holdings Corp. (9)	1,564,400	(10)	5.0%
M. Christine Jacobs	1,266,417	(11)	4.0%
Bruce W. Smith	696,149	(12)	2.2%
Francis J. Tarallo	625,554	(13)	2.0%
Janet Zeman	413,886	(14)	1.3%
C. Russell Small	405,300	(15)	1.3%
Joseph Plante	338,045	(16)	1.1%
K. Wyatt Engwall	189,550	(17)	*
Peter A.A. Saunders	119,000	(18)	*
John V. Herndon	107,950	(19)	*
C. David Moody, Jr.	97,318	(20)	*
Kathleen A. Dahlberg	70,000	(21)	*
All Directors and Executive Officers as a Group (eleven persons)	4,329,169	(22)	13.5%

* Less than 1%

(1)	Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her, unless otherwise noted.

(2)
Based on 31,050,020 shares of Common Stock outstanding as of March 21, 2013.  The percentage of shares of Common Stock is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are currently exercisable or exercisable within 60 days and that no other conversion rights, options or other rights to subscribe have been exercised by anyone else.

(3)	82 Devonshire Street, Boston, Massachusetts 02109.

(4)
Based on the number of shares as reported on Schedule 13G/A filed with the Commission on February 13, 2013. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 2,629,506 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 2,629,506 of the Common Stock outstanding.  Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,629,506 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.  Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(5)	Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(6)
Based on the number of shares as reported on a Schedule 13G filed with the Commission on February 8, 2013.  Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company held by the Funds.

(7)	600 Madison Avenue, 16th Floor, New York, New York 10022.

(8)
Beneficial ownership as reported on Schedule 13D filed with the commission on July 17, 2012.  The principal business of Juniper Public Fund L.P. is to invest in capital stock of various companies.  The principal business of Juniper HF Investors is to serve as the general partner of Juniper Public Fund L.P.  Juniper Investment Company LLC provides investment advisory and management services and acts as the investment manager of Juniper Public Fund.  Messrs.  Alexis P. Michas and John A. Bartholdson serve as the managing members of each of Juniper HF Investors and Juniper Investment Company.

(9)	800 Third Avenue, New York, New York 10022.

(10)	Beneficial ownership as reported on Schedule 13G filed with the commission on February 12, 2013.

(11)	Includes 321,750 shares purchasable by Ms. Jacobs within 60 days upon exercise of options and 438,950 restricted stock shares subject to forfeiture at various dates before February 21, 2017.

(12)	Includes 164,950 shares purchasable by Mr. Smith within 60 days upon exercise of options and 252,800 restricted stock shares subject to forfeiture at various dates before February 21, 2017.

(13)	Includes 189,500 shares purchasable by Mr. Tarallo within 60 days upon exercise of options and 265,487 restricted stock shares subject to forfeiture at various dates before February 21, 2017.

(14)
Includes 111,550 shares purchasable by Ms. Zeman within 60 days upon exercise of options and 215,237 restricted stock shares subject to forfeiture at various dates before February 21, 2017.  Includes 2,200 shares owned beneficially through spouse.

(15)	Includes 108,350 shares purchasable by Mr. Small within 60 days upon exercise of options and 215,237 restricted stock shares subject to forfeiture at various dates before February 21, 2017.

(16)	Includes 64,350 shares purchasable by Mr. Plante within 60 days upon exercise of options and 215,237 restricted stock shares subject to forfeiture at various dates before February 21, 2017.

(17)	Includes 10,000 shares purchasable by Mr. Engwall with 60 days upon exercise of options and 41,667 restricted stock shares subject to forfeiture at various dates before November 16, 2015.

(18)	Includes 10,000 shares purchasable by Mr. Saunders within 60 days upon exercise of options and 41,667 restricted stock shares subject to forfeiture at various dates before November 16, 2015.

(19)	Includes 10,000 shares purchasable by Mr. Herndon within 60 days upon exercise of options and 41,667 restricted stock shares subject to forfeiture at various dates before November 16, 2015.

(20)	Includes 10,000 shares purchasable by Mr. Moody with 60 days upon exercise of options and 41,667 restricted stock shares subject to forfeiture at various dates before November 16, 2015.

(21)	Includes 10,000 shares purchasable by Ms. Dahlberg within 60 days upon exercise of options and 41,667 restricted stock shares subject to forfeiture at various dates before November 16, 2015.

(22)
Includes 1,010,450 shares purchasable by all Executive Officers and Directors as a group within 60 days upon exercise of options and 1,811,283 restricted stock shares subject to forfeiture at various dates before February 21, 2017.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes (Class I, Class II and Class III) with one class of Directors elected each year for a three-year term. The Corporate Governance Committee and Board of Directors have selected two nominees for nomination at the Annual Meeting.

The Corporate Governance Committee has selected, and the Board of Directors will cause to be nominated at the meeting, M. Christine Jacobs and K. Wyatt Engwall for re-election as Class III Directors to serve until the Annual Meeting of Stockholders in 2016 or until their successors shall have been elected and qualified.

Provided that a quorum of stockholders is present at the meeting in person or by proxy, the Director nominees will be elected by a plurality of the votes cast at the meeting. Abstentions and “broker non-votes” will have no effect on the election of the Directors. The persons named on the enclosed proxy card or their substitutes will vote all of the shares that they represent for the above-named nominees unless instructed otherwise on the proxy card. If at the time of the Annual Meeting of Stockholders either nominee is unable or declines to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute. The rules of the Securities and Exchange Commission provide that proxies for the Annual Meeting cannot be voted for a greater number of persons than the number of nominees named.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROPOSAL.

The Directors and Director Nominees have supplied us with the following information concerning their age, principal employment, other directorships and positions with the Company:

Class I Directors (current term expires in 2014)
John V. Herndon Director since 1987 Age: 72
Mr. Herndon joined the Company in April 1987 as Executive Vice President and in July 1989, was appointed President, Chief Executive Officer and Chairman of the Board of Directors of the Company. In August 1993, Mr. Herndon relinquished his role as Chief Executive Officer while retaining his position as Chairman of the Board of Directors of the Company. Mr. Herndon stepped down as Chairman of the Board in December 1994 and currently serves as a Director and Advisor to the Chief Executive Officer. Having previously served as our CEO and as a director since 1987, Mr. Herndon brings a vast knowledge of our business, structure, history and culture to our Board.

Peter A.A. Saunders, F.R.S.A. (Fellow of Royal Society of Arts) Director since 1989 Age: 71
Prior to his retirement in 1999, Mr. Saunders was Owner/Chairman of PASS Consultants from 1988 to 1997, a marketing and business consultancy company based in the United Kingdom. From 1992 to 1994 he served as managing director of United Artists Communications (London-U.K.) Ltd. and from 1972 to 1988 Mr. Saunders held various senior executive and managing directorship positions with Allders Department Stores in the U.K. From 1993 to 1998 Mr. Saunders was a non-executive business director of Mayday University Hospital, a 700-bed hospital in London. Having served as managing director for several entities in Europe, Mr. Saunders’ background and experience, along with his long service as one of our directors, brings extensive knowledge of operational management and leadership to our Board. Mr. Saunders’ background also provides our Board with a global perspective on the issues we face.

Class II Directors (current term expires in 2015)
Kathleen A. Dahlberg Director since 2008 Age 60
Ms. Dahlberg has been the Chief Executive Officer of 2Unify LLC, a communications company, since 2006. Ms. Dahlberg has been the President and Chief Executive Officer of Open Vision Partners and a business consultant on the application of new technologies for business improvement and process change since September 2001. Ms. Dahlberg has held Vice-Presidential positions with BP Amoco, Viacom International, McDonalds Corporation, Grand Metropolitan plc and American Broadcasting. Additionally, she has been President of Galileo Group International Services. Ms. Dahlberg is also a Director of P.H. Glatfelter Company, a New York Stock Exchange listed company. Glatfelter is a manufacturer of specialty papers and engineered products. Ms. Dahlberg serves on the Glatfelter’s Compensation Committee and Audit Committee. In addition, Ms. Dahlberg is a regular author and speaker on topics of business technology, risk management, benefit realization and governance for profitability. Ms. Dahlberg provides our Board with a strong mix of skills and experience in a wide array of corporate and operational disciplines as well as corporate governance.

C. David Moody, Jr. Director since 2007 Age 56
Mr. Moody is President and Chief Executive Officer of C. D. Moody Construction Company, a commercial construction firm which Mr. Moody founded in 1988. Since 2000, Mr. Moody has also served as a director of Citizens Bancshares Corporation, a bank holding company traded on the OTC Bulletin Board, where he is a member of the Loan Committee, a member of the Executive Committee and Chairman of the Asset and Liability Committee. Mr. Moody’s current role as CEO of C.D. Moody Construction Company provides our Board with critical insight into organizational and operational management as well as financial matters. His experience as a director in the banking industry also provides our Board with critical skills related to banking and credit markets as well as corporate governance.

Class III Nominees (current term expires in 2013)
M. Christine Jacobs Director since 1992 Age: 62
Since 1992, Ms. Jacobs has been President and Chief Operating Officer of the Company, and in August 1993, Ms. Jacobs was promoted to the position of Chief Executive Officer while retaining the position of President. In 1997 Ms. Jacobs was elected Co-Chairman, and in 1998 she was elected Chairman. She served as Chairman from 1998 to 2005, and from 2007 to the present. Ms. Jacobs is also a member of the Board of Directors of McKesson Corporation, a healthcare products and services provider and a NYSE-listed company. Ms. Jacobs serves on McKesson’s Compensation and Corporate Governance Committees. In 2011 Ms. Jacobs was appointed to the SEC Advisory Committee on Small and Emerging Companies, where she currently serves as co-chair.  The committee advises the SEC on rules, regulations and policies pertaining to small and emerging companies in the areas of capital raising, trading in securities and reporting and corporate governance.  In addition to bringing vast knowledge of our Company’s business, structure, history and culture to the Board and Chairman position, Ms. Jacobs also has tremendous healthcare industry knowledge from her experience at Theragenics, her role at McKesson, and her formal training, education and prior experience in the field of medical technology. Ms. Jacobs also provides unique insight on legislative and reimbursement issues critical to any company engaged in healthcare related industries.

K. Wyatt Engwall Director since 2008 Age: 65
Mr. Engwall served as Chief Financial Officer of Morrison Management Specialists from June 1996 until his retirement in January 2005. Morrison’s was listed on the NYSE until purchased by Compass Group LLC in 2001. Prior to 1996 at Morrison’s, Mr. Engwall served in various capacities at Morrison Management Specialists. Mr. Engwall is a Certified Public Accountant. As the former CFO of a NYSE-listed company, Mr. Engwall brings extensive experience in management, accounting, acquisitions, treasury, investor relations and finance to our Board.

Board Leadership

M. Christine Jacobs serves as our Chairman and Chief Executive Officer. Ms. Jacobs possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Her combined role enables decisive leadership and ensures clear accountability. This combination also enhances our ability to communicate our message and strategy clearly and consistently to our shareholders, employees, customers and suppliers, particularly during times of turbulent economic and industry conditions. We also believe that in the current business environment, we require a flexible and nimble leadership structure that facilitates a quick-minded grasp of the issues and challenges we face. Our Board of Directors believes that Ms. Jacobs’ service as both Chairman of the Board and CEO is in the best interest of our Company and our stockholders.

Although we believe that the combination of the Chairman and CEO roles is appropriate in the current circumstances, our Corporate Governance Guidelines do not establish this approach as a policy, and we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances at such future times, separation of these offices would serve our best interest and the best interest of our stockholders.

Each of the directors other than Ms. Jacobs and Mr. Herndon are independent, and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of our Board meetings, our independent directors have regular executive sessions. Our Board has not designated a lead independent director. The Chair of the Corporate Governance Committee presides during executive sessions. Following an executive session of independent directors, the Chair of the Corporate Governance Committee acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues emanating from an executive session, including input regarding agenda items for Board and Committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. Our Board believes that this approach appropriately and effectively complements the combined CEO/Chairman structure.  Such a structure does not preempt any director or any Committee Chair from the opportunity to speak directly with the Chairman in reference to Board or Committee matters, respectively.

Information on Committees of the Board of Directors and Meetings

Our Board of Directors held eleven meetings during 2012. All incumbent Directors attended at least 75% of the meetings of the Board of Directors and at least 75% of the meetings held by all committees of the Board of Directors on which they served. We encourage members of our Board of Directors to attend the Annual Meeting of Stockholders. All Directors attended our Annual Meeting held in 2012 with the exception of Mr. Engwall.

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. All members of the Audit, Compensation and Corporate Governance committees must be independent directors as defined by the Board’s Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission (“SEC”) independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than directors’ compensation.   Our Board of Directors has affirmatively determined that each of the members of the Audit Committee, Compensation Committee and Corporate Governance Committee meets the Board’s Corporate Governance Guidelines for independence and that the members of the Audit Committee meet the separate SEC independence requirements.

The Audit Committee met ten times during 2012. The Audit Committee’s responsibilities include the selection of our independent auditors; maintaining direct lines of communication between the Board of Directors, the independent auditors and our financial management; monitoring the adequacy and effectiveness of the external audit function and our financial management; and assessing and monitoring the control environment and reporting to stockholders. The responsibilities of the Audit Committee are more fully described in its charter. Each of the members of the Audit Committee, whose members are Mr. Engwall, who serves as Chair, Ms. Dahlberg, Mr. Moody and Mr. Saunders, is financially literate, as required of Audit Committee members by the New York Stock Exchange. Our Board of Directors has determined that Mr. Engwall is an “Audit Committee Financial Expert.”

The Compensation Committee met four times during 2012. The Compensation Committee’s responsibilities include making recommendations to the Board concerning compensation of our Executive Officers and Directors, including compensation under incentive-based and equity-based compensation plans with the assistance of their compensation consultant. The Compensation Committee has sole authority to retain and terminate a compensation consultant to assist in conducting an evaluation of the CEO and executive compensation. The Committee has retained Compensation Strategies, Inc. (“CSI”) as its independent compensation consultant to review our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness.   CSI also provides information regarding emerging trends and best practices in executive compensation. CSI does not perform any other services for the Compensation Committee or Theragenics. CSI is retained by the Committee, reports to the Committee Chair and has direct access to Committee members. CSI periodically attends Committee meetings and meets with the Committee in executive session without management present. The responsibilities of the Compensation Committee are more fully described in its charter. The Compensation Committee is composed of Ms. Dahlberg, who serves as Chair, Mr. Saunders, Mr. Engwall and Mr. Moody.

The Corporate Governance Committee met three times during 2012. The Corporate Governance Committee’s responsibilities include overseeing the evaluation of our Board and Committees, recommending to our Board the composition of each of the Board’s committees as well as the Chair of each Committee, and recommending to the Board the Director nominees for the next annual stockholders’ meeting. The responsibilities of the Corporate Governance Committee are more fully described in its charter. The Corporate Governance Committee is composed of Mr. Moody, who serves as Chair, Ms. Dahlberg, Mr. Engwall and Mr. Saunders.

Director Nomination Process

The process for identifying and evaluating nominees to the Board of Directors is initiated by applying the criteria set forth in our Corporate Governance Guidelines to identify potential candidates who have the specific qualities or skills being sought, based on input from members of the Corporate Governance Committee and the Board of Directors. Currently the number of Directors authorized to serve on our Board is six.  In accordance with applicable law and our By-Laws, the Board of Directors may increase the size of the Board by one every twelve month period or may reduce the size of the Board. Under the Corporate Governance Committee charter, members have the responsibility to review annually with the full Board the size and composition of the Board with the objective of achieving appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole.  Although the Board does not maintain a formal policy regarding diversity, the Corporate Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, skills, thought perspectives, personal qualities and attributes and geographic profiles (i.e., where the individuals have lived and worked) as well as race, ethnicity, gender, national origin and other categories.  A high level of diversity on our Board has been achieved in these areas, as evidenced by the information concerning our directors that is provided under “Proposal Number One” above.  Our Corporate Governance Committee and Board believe that a diverse representation on the Board fosters a robust, comprehensive, and balanced deliberative decision-making process that is essential to the continued effective functioning of the Board and continued success of the Company.

The Corporate Governance Committee will consider written recommendations from stockholders for nominees for Director. The Corporate Governance Committee’s criteria for evaluating proposed nominees to the Board of Directors recommended by stockholders for nomination by the Company are the same criteria discussed above. In order to be considered by the Corporate Governance Committee, any such proposed nominees should be submitted to the Corporate Governance Committee c/o our Corporate Secretary not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, in advance of the anniversary of the previous year’s annual meeting, and such proposal shall be accompanied by the information described under “Stockholder Proposals” below.

Board Oversight of Risk

Our Board of Directors has responsibility for the oversight of risk management. Our Board of Directors and its Committees regularly discuss with management our major risk exposures, their potential impact on our business and the steps we take to manage them.  We have internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our Named Executive Officers.

While our Board is ultimately responsible for all risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee focuses on financial risk, including internal controls, and communicates directly with our internal auditors. The Corporate Governance Committee focuses on the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.  Finally, the Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our incentive compensation is designed to reward bonus-eligible employees for committing to and delivering goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold objectives, while requiring meaningful results to reach the target level and substantial results to reach the maximum level.  The level of operating results required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce bonus-eligible employees to take inappropriate risks that could threaten our financial and operating stability.  Our Board of Directors, as a whole, regularly discusses major operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Matters of strategic risk are considered by our Board as a whole.

Director Independence

Under the current corporate governance listing standards of the New York Stock Exchange (“NYSE”), a majority of the members of our Board of Directors must be “independent” within the meaning of the rules of the NYSE. Our Board’s standards for independence are included in our Corporate Governance Guidelines, which are available on our website at www.theragenics.com. The Board of Directors has affirmatively determined that Ms. Dahlberg, Mr. Engwall, Mr. Moody and Mr. Saunders are independent within the meaning of our Corporate Governance Guidelines and the NYSE rules.

Communicating with the Directors

Stockholders and other interested parties may contact our Directors by writing to them at our headquarters: Attn: (Director(s) Name) — C/O Corporate Secretary, Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518, or by contacting them through our website at  www.theragenics.com.  Communications should clearly indicate whether they are intended for the full Board of Directors, non-management Directors, or a specific Director. Our Corporate Secretary will ensure that any such correspondence reaches the intended Director(s). This centralized process assists the Board in reviewing and responding to stockholder communications in an appropriate manner.

Compensation Committee Interlocks and Insider Participation

During 2012 there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

Corporate Governance Materials

Our Corporate Governance Guidelines, Code of Business Conduct, Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of our Board’s committees are available at our website at www.theragenics.com. These materials are also available without charge upon request directed to Investor Relations, Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518.

EXECUTIVE OFFICERS

The Executive Officers and persons appointed to become Executive Officers as of the date of this proxy statement and their age, position with the Company and business experience for the past five years are set forth in the table below.

Executive Officer	Office and Other Information

M. Christine Jacobs Age: 62	President and Chief Executive Officer. See information above under Class III Directors.

Francis J. Tarallo Age: 53
Mr. Tarallo has served as our Chief Financial Officer and Treasurer since August 2005, and President of our brachytherapy business since July 2007. He joined Theragenics in June 1998 as Director of Finance, and served as General Manager, Oak Ridge, from January 2001 to August 2005. Mr. Tarallo is a Certified Public Accountant.

Bruce W. Smith Age: 60
Mr. Smith has been our Executive Vice-President for Strategy and Business Development since August 2002, Secretary since May 2005 and an Executive Vice-President since 1998. Mr. Smith joined Theragenics in 1987 and served as our Chief Financial Officer, Secretary and Treasurer from 1989 to August 2002. Mr. Smith serves as a director of the Georgia Bio, a 501(c)(3) organization and serves on the Medical Device Subcommittee of the Metro Atlanta Chamber of Commerce’s BioScience Council.

Janet Zeman Age: 57
Ms. Zeman was appointed President of CP Medical in September 2008. From March 2008 until September 2008, Ms. Zeman served as the General Manager of CP Medical. From August 2003 to March 2008 Ms. Zeman served as Vice President of New Medical Products for Theragenics, and in 2005 she assumed additional responsibilities as Vice President of Government Affairs. Ms. Zeman joined Theragenics in 1996 as Director of Regulatory Affairs.

C. Russell Small Age: 53
Mr. Small has been an Executive Vice President at Theragenics since July 2008 and leads our surgical products sales group. Mr. Small was a co-founder of NeedleTech Products in 1988 and served as Vice President of NeedleTech Products from 2000 to 2009. Prior to NeedleTech, Mr. Small worked for five years in medical device product development for various major device companies.

Joseph Plante Age: 48
Mr. Plante has been the President of our NeedleTech Products subsidiary since October 2009. Since December 2009, Mr. Plante’s responsibilities have also included management of our Galt Medical subsidiary. He has over 20 years of experience in the medical device field and has acquired and run his own manufacturing business. Mr. Plante was the General Manager at HydroCision, Inc., a spine medical device manufacturing start up, from 2002 to 2008 where he founded and grew the spine business unit to a multi-million dollar franchise while helping to sell licensing agreements and raise venture capital money. From 1990 to 2002 Mr. Plante held various product development management positions at Covidien and Haemonetics Corp.

EXECUTIVE COMPENSATION AND RELATED MATTERS

We compensate our executive management through a mix of base salary, short-term incentive cash bonuses and long-term incentive compensation. The Compensation Committee of our Board of Directors has the responsibility for establishing, implementing and monitoring our executive compensation programs.

Our short-term incentive cash compensation has been and continues to be designed to reward performance. We accomplish this objective by tying awards to a variety of goals including revenue and profitability goals and specific individual goals where a Named Executive Officer’s achievement of that goal is considered to be of particular importance to our current or long-term performance.  For the periods included in the Summary Compensation Table, our long-term compensation program is designed to reward the achievement of long-term company-wide performance goals as measured by three-year cumulative revenue and profitability-based measures established at the beginning of each three-year performance cycle; to align compensation with share price and stockholder return; and to encourage retention. Long-term incentive compensation awards in 2010-2012 consist of a mix of cash, stock options and restricted stock. The Compensation Committee also has discretionary authority to supplement incentive awards above and beyond the awards described above and has done so in cases where individuals have recorded significant accomplishments important to us in addition to those contemplated when goals for the year were set. For more information on our executive compensation programs, please see the Summary Compensation Table, the Grant of Plan Based Awards table, and the notes to each.

The following table summarizes the compensation we paid for services rendered during the years indicated to each of our Named Executive Officers. The Named Executive Officers are our Chief Executive Officer, Chief Financial Officer, and one other most highly compensated executive officer ranked by their total compensation in the table below.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(3)	Non- Equity Incentive Plan Compensa- tion ($) (g)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensa- tion ($) (i)(5)	Total ($) (j)

M. Christine Jacobs	2012	570,000	-	257,088	-	550,900	-	57,394	1,435,382
President & Chief Executive	2011	570,000	-	99,009	126,385	564,756	-	54,337	1,414,487
Officer	2010	555,000	-	57,600	68,288	457,842	-	55,464	1,194,194

Francis J. Tarallo	2012	340,000	-	166,374	-	230,552	-	17,260	754,186
Chief Financial Officer &	2011	330,000	35,000	63,954	81,765	211,629	-	12,888	735,236
Treasurer	2010	320,000	-	46,080	55,290	190,293	-	14,022	625,685

Bruce W. Smith	2012	314,000	-	158,808	-	198,133	-	18,414	689,355
Executive Vice-President of	2011	306,000	35,000	61,047	78,085	181,672	-	17,372	679,176
Strategy and Business	2010	300,000	-	43,200	50,440	185,932	-	17,074	596,646
Development & Secretary

(1)
Column (d) represents discretionary cash bonuses to the named individuals.  For 2011, bonus amounts represent bonuses outside the 2011 Short-Term Incentive (“STI”) program of $35,000 for Mr. Tarallo and $35,000 for Mr. Smith.  No such bonuses were awarded in 2012 or 2010.

(2)
Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with Generally Accepted Accounting Principles (“GAAP”), and do not correspond to the actual amount that will be realized by the Executive. For more information on valuation of share-based awards, see footnote K to our consolidated financial statements included in Form 10-K for the year ended December 31, 2012. For additional detail on the awards, see Outstanding Equity Awards at Fiscal Year-End December 31, 2012.

(3)
Amounts reflect the aggregate grant date fair value of option awards computed in accordance with GAAP, and do not correspond to the actual amount that will be realized by the Executive. For more information on valuation of share-based awards, see footnote K to our consolidated financial statements included in Form 10-K for the year ended December 31, 2012. For additional detail on the awards, see Outstanding Equity Awards at Fiscal Year-End December 31, 2012.

(4)
Represents STI awards and vesting of our Long-Term Incentive (“LTI”) cash performance award for each three year performance cycle. The 2012 STI awards were based on two components. One component is based on achievement of financial performance for the year, including revenue and profitability goals representing 50% of the targeted award. The second component is based on specific individual goals where a Named Executive Officer’s achievement of that goal is considered to be of particular importance to our current or long-term performance, representing 50% of the targeted award.  Individual goals include among other things, increased market share of specific product lines, organic growth drivers and significant infrastructure improvements.  LTI cash performance awards were based on cumulative revenue and profitability based measures over the three year performance period ending at the end of each fiscal year. Amounts in column (g) include:

Ms. Jacobs – 2012, STI of $550,900 with no LTI earned; 2011, STI of $564,756 with no LTI earned; 2010, STI of $386,250 and LTI of $71,592;

Mr. Tarallo – 2012, STI of $230,552 with no LTI earned; 2011, STI of $211,629 with no LTI earned; 2010 STI of $155,520 and LTI of $34,773.

Mr. Smith – 2012, STI of $198,133 with no LTI earned 2011; STI of $181,672 with no LTI earned; 2010 STI of $155,250 and LTI of $30,682.

The CEO’s 2012 STI compensation was targeted at 75% of base salary but could range from 0% to 150% of base salary based on performance. The other Named Executive Officers’ 2012 STI compensation was targeted at 50% to 55% of base salary, but could range from 0% to 110% of base salary based on performance.

LTI cash awards earned in 2010 as disclosed above were attributable to the 2008 LTI cash performance award (the “2008 Plan”).  The 2008 Plan covered the January 1, 2008 to December 31, 2010 performance period and vested on December 31, 2010.  The 2008 Plan included a cash bonus opportunity of which fifty percent (50%) was based upon our cumulative revenue for the period 2008 to 2010 (the “Revenue Goal”), and 50% was based upon our cumulative earnings before interest, taxes, depreciation, amortization and share-based compensation, (“Adjusted EBITDA”) for the same period (the “Adjusted EBITDA Goal”), in each case as measured relative to our strategic objectives over the 2008 to 2010 period.  Cumulative threshold, target and maximum amounts were developed based on our strategic plan and reviewed and approved by the Compensation Committee and the Board upon the establishment of the 2008 Plan in February 2008.  Such targets included amounts based on assumed business acquisitions during the performance period.  Macroeconomic conditions, among other reasons, prevented us from executing a strategy of business acquisitions during this period.  The Compensation Committee and the Board of Directors believed that not executing such business acquisitions during the period was in the best interest of the Company and stockholders and accordingly, adjusted the Revenue Goal and the Adjusted EBITDA Goal in the 2008 Plan to remove the impact of assumed business acquisitions.  As a result of the modifications of these goals, a cash bonus was earned for the Revenue Goal.  No such cash bonus was earned for the Adjusted EBITDA Goal.

(5)	The amounts shown in column (i) include:

●	amount paid for financial counseling and tax preparation services for Mr. Tarallo and Mr. Smith;
●	a monthly car allowance to Mr. Tarallo and Mr. Smith;
●	amount paid for long-term disability insurance premiums on behalf of Ms. Jacobs;
●	tax gross-ups for each of the previous perquisites provided to Named Executive Officers;
●	amounts paid for life insurance premiums on behalf of each Named Executive Officer;
●	$35,000 paid to Ms. Jacobs to be used at her discretion to the end of producing retirement income;
●	matching contributions allocated by the Company to each of the Named Executive Officers pursuant to the Employee Savings Plans (401(k) Plans).

Except for the $35,000 amount paid to Ms. Jacobs, the amount attributable to each such perquisite or benefit for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such Named Executive Officer.

Grants of Plan-Based Awards

									All
								All	Other
								Other	Option
								Stock	Awards:
								Awards:	Number	Exercise or	Grant Date
								Number	Of	Base	Fair Value
								Of Shares	Securities	Price of	of Stock
		Estimated Future Payouts						Of Stock	Underlying	Option	and Option
	Grant	Under Non-Equity Incentive			Estimated Future Payouts Under			Or Units	Options	Awards	Awards
Name	Date		Plan Awards		Equity Incentive Plan Awards			(#)	(#)	($/sh)	(4)

		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

M. Christine Jacobs

Short-term cash incentive (1)	2/24/12	256,500	427,500	855,000

Long-term cash incentive (2)	2/24/12	205,500	411,000	822,000

Long-term restricted stock (3)	2/24/12							164,800			257,088

Francis J. Tarallo

Short-term cash incentive (1)	2/24/12	112,200	187,000	374,000

Long-term cash incentive (2)	2/24/12	107,500	215,000	430,000

Long-term restricted stock (3)	2/24/12							106,650			166,374

Bruce W. Smith

Short-term cash incentive (1)	2/24/12	94,200	157,000	314,000

Long-term cash incentive (2)	2/24/12	102,000	204,000	408,000

Long-term restricted stock (3)	2/24/12							101,800			158,808

(1)
Represents threshold, target and maximum amounts under our 2012 short-term incentive awards. Each Named Executive Officer had a short-term incentive cash bonus opportunity based on financial and individual performance for 2012. The individual target bonus opportunity for Ms. Jacobs was 75% of base salary, with a minimum bonus opportunity of 0% and a maximum of 150%. The individual target bonus opportunity for the other Executive Officers ranged from 50% to 55% of base salary, with a minimum bonus opportunity of 0% and a maximum of 110%.

For each Named Executive Officer 50% of the bonus opportunity was measured against established goals for consolidated revenue and profitability and 50% was measured against individual performance goals. With respect to Ms. Jacobs, her individual performance goals were reviewed and approved by the Compensation Committee and the independent Directors of the Company. For the other Named Executive Officers, individual performance goals were determined by the Chief Executive Officer and reviewed and approved by the Compensation Committee and Board of Directors.

(2)
Represents threshold, target and maximum amounts payable under our 2012 LTI cash award. Fifty percent (50%) of the Cash Bonus Opportunity is based upon our cumulative consolidated revenue for the period 2012 to 2014; and 50% is based upon cumulative consolidated earnings before interest, taxes, depreciation, amortization and share compensation (“Adjusted EBITDA”) for the same period; in each case as measured relative to our strategic objectives over the 2012 to 2014 period. Cumulative threshold, target and maximum amounts have been developed, based on our strategic plan, and the 2012 LTI cash award will be measured and paid according to the following schedule:

	Payout as Percent of Target Amount
Cumulative amount	Revenue Goal	Adjusted EBITDA Goal
Maximum (or greater)	100%	100%
Target	50%	50%
Threshold	25%	25%
Below threshold	0%	0%

If employment of the Named Executive Officer with Theragenics or an affiliate is terminated before December 31, 2014 due to death, disability, or is terminated by us without cause, the Named Executive Officer will be entitled to a pro rata portion of the cash bonus in accordance with the terms of the Award. If employment is terminated for any other reason before December 31, 2014 (unless a change in control as defined in the Award occurs before then), the cash bonus opportunity will be forfeited. If a change in control occurs before December 31, 2014, the cash award becomes vested at the target level, provided the Named Executive Officer is employed by Theragenics or an affiliate as of the date of the change in control.

(3)	Restricted stock grants that vest in four equal annual installments beginning February 24, 2013. This restricted stock was granted in February 2012 in connection with our 2012 LTI awards.

(4)
The amounts shown in column (l) represent the total grant date fair value of the restricted stock granted in 2012 in accordance with GAAP. These amounts are expected to be recognized for financial statement reporting purposes over the 2012 – 2016 periods. For more information on valuation of share-based awards, see footnote K to our consolidated financial statements included in Form 10-K for the year ended December 31, 2012. These amounts reflect the total grant date fair value of the award, and do not correspond to the actual value that will be recognized by the Named Executive Officer.

Outstanding Equity Awards at Fiscal Year-End
December 31, 2012

	Option Awards						Stock Awards
			Equity
			Incentive				Number
			Plan				of
			Awards				Shares
	Number of	Number of	Number of				or Units
	Securities	Securities	Securities				of Stock
	Underlying	Underlying	Underlying				That		Market Value
	Unexercised	Unexercised	Unexercised		Option		Have		of Shares or
	Options	Options	Unearned		Exercise	Option	Not		Units of Stock
	(#)	(#)	Options		Price	Expiration	Vested		That Have Not
Name	Exercisable	Unexercisable	(#)		($)	Date	(#)		Vested ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)*

M. Christine Jacobs							164,800	(1)	262,032
	27,475	82,425		(2)	1.71	2/25/21	43,425	(3)	69,046
	35,200	35,200		(4)	1.44	2/25/20	20,000	(5)	31,800
	60,000	20,000		(6)	0.93	2/26/19	10,000	(7)	15,900
	67,000	—			3.79	2/19/18	—		—
	67,000	—			5.00	2/13/17	—		—

Francis J. Tarallo							106,650	(1)	169,574
	17,775	53,325		(2)	1.71	2/25/21	28,050	(3)	44,600
	28,500	28,500		(4)	1.44	2/25/20	16,000	(5)	25,440
	30,000	10,000		(6)	0.93	2/26/19	4,500	(7)	7,155
	34,000	—			3.79	2/19/18	—		—
	34,000	—			5.00	2/13/17	—		—
	3,200	—			3.95	1/14/15	—		—

Bruce W. Smith							101,800	(1)	161,862
	16,975	50,925		(2)	1.71	2/25/21	26,775	(3)	42,572
	26,000	26,000		(4)	1.44	2/25/20	15,000	(5)	23,850
	25,500	8,500		(6)	0.93	2/26/19	3,750	(7)	5,963
	29,000	—			3.79	2/19/18	—		—
	29,000	—			5.00	2/13/17	—		—

* Based on the closing price of the Company’s Common Stock on December 31, 2012 of $1.59. The market value or payout value of unvested shares does not correspond to the actual value that may ultimately be realized by the Named Executive Officer.

(1)	Restricted stock grant vests in four equal annual installments beginning 2/24/13. This restricted stock was granted in February 2012 in connection with the 2012 LTI awards.

(2)	Outstanding unvested stock options vest in three equal annual installments beginning 2/25/13. These stock options were granted in February 2011 in connection with the 2011 LTI awards.

(3)	Restricted stock grant vests in three equal annual installments beginning 2/25/13. This restricted stock was granted in February 2011 in connection with the 2011 LTI awards.

(4)	Outstanding unvested stock options vest in two equal annual installments beginning 2/25/13. These stock options were granted in February 2010 in connection with the 2010 LTI awards.

(5)	Restricted stock grant vests in two equal annual installments beginning 2/25/13. This restricted stock was granted in February 2010 in connection with the 2010 LTI awards.

(6)	Outstanding unvested stock options vest 2/26/13. These stock options were granted in February 2009 in connection with the 2009 LTI awards.

(7)	Restricted stock grant vests 2/26/13. This restricted stock was granted in February 2009 in connection with the 2009 LTI awards.

Equity Compensation Plan Information

    The following table summarizes information about the options, rights and other equity compensation under our equity compensation plans as of December 31, 2012. The table does not include information about tax qualified plans such as the Theragenics Employee Savings Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise or Vesting of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))*

Equity compensation plans approved by security holders	1,323,700	$2.09	3,402,341
Equity compensation plans not approved by security holders	None	N/A	N/A

Total	1,323,700	$2.09	3,402,341

*
Reflects 3,266,032 shares of Common Stock remaining available for future issuance under our 2012 Omnibus Incentive Plan, and 136,309 shares of Common Stock remaining available for future issuance under the Company’s Employee Stock Purchase Plan.

Board Process and Equity Grant Practices. The Compensation Committee of our Board of Directors meets annually, usually in February, to establish recommendations to be made to our Board for compensation and metrics for awards to executives, which include the Named Executive Officers. As they relate to our CEO, such recommendations are made by the Compensation Committee to the independent directors of our Board. The Compensation Committee is assisted in this process by CSI, who establishes peer and industry comparables for use by the Committee. The CEO, at the Committee’s request, provides the Committee with a self-evaluation of her performance and assists the Committee in reaching compensation decisions with respect to the Named Executive Officers other than herself. The other Named Executive Officers do not play a role in their own compensation determination, other than discussing the achievement or setting of their personal individual performance objectives with the CEO. Prior to the Compensation Committee’s February meeting, each director completes an evaluation of the CEO’s performance for the just finished fiscal year.  In coordination with legal counsel, CSI consolidates these evaluations to highlight all relevant details in order to facilitate an open and transparent discussion of the CEO’s performance.  Following the Committee’s discussion of the CEO’s performance, the CEO meets with the Committee at this annual meeting to discuss the summary of her annual evaluation and her recommendation for non-CEO executive compensation.  The Committee then arrives at its compensation recommendations. Shortly after the Compensation Committee meets, our Board of Directors meets to consider and act on the Committee’s recommendations related to executive compensation. Any recommendations related to our CEO are discussed and approved by the independent directors of our Board. Other equity awards, such as restricted stock and options, are also awarded to our Named Executive Officers at this meeting. The exercise price of any stock options awarded to Named Executive Officers is the closing price of our Common Stock on the date of grant, which is generally the date of the February meeting of the Board of Directors. Board and Committee meetings are usually scheduled at least six to twelve months in advance. We make scheduling decisions without regard to anticipated earnings or other material or significant announcements. The Compensation Committee and Board of Directors may also consider equity grants on the date that an employee becomes a Named Executive Officer and at other times as the Committee and Board may consider appropriate.

Potential Payments Upon Termination or Change of Control

The table below outlines the potential payments and benefits payable to each Named Executive Officer in the event of termination and/or a change in control (“CIC”) as if such CIC and/or termination event had occurred on December 31, 2012:

								Other
							Continued	Continued
					Accelerated		Health	Health
				Long-Term	Restricted		Insurance	Insurance		Excise
	Accrued			Incentive	Stock and	Accelerated	Coverage	Coverage	Life	Tax and
	Vacation			Program	Stock	Performance	(present	(present	Insurance	Tax
	Pay	Bonus	Severance	Cash Bonus	Options	Awards	value)	value)	Benefits	Gross-up	Total
Triggering Event	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)	($)	($)	($) (5)	($) (6)	($)
M. Christine Jacobs
Death	10,962	564,756	-	-	120,668	-	-	-	300,000	-	996,386
Disability	10,962	564,756	-	-	120,668	-	16,908	32,248	-	-	745,542
Resignation/Termination
for Cause	10,962	-	-	-	-	-	-	-	-	-	10,962
Resignation for Good
Reason/Termination
without Cause	10,962	564,756	2,269,512	-	397,258	-	16,908	32,248	-	-	3,291,644
Termination/
Resignation upon CIC	10,962	992,156	3,153,002	1,115,200	397,258	-	16,908	32,248	-	2,122,974	7,840,708

Francis J. Tarallo

Death	6,538	-	-	-	76,396	-	-	-	200,000	-	282,934
Disability	6,538	-	-	-	76,396	-	-	-	-	-	82,934
Resignation/Termination
for Cause	6,538	-	-	-	-	-	-	-	-	-	6,538
Resignation for Good
Reason/Termination
without Cause	6,538	-	680,000	-	65,521	-	-	-	-	-	752,059
Resignation for Good
Reason/Termination without Cause upon CIC	6,538	187,000	597,510	667,000	257,643	-	-	-	-	-	1,715,691

Bruce W. Smith
Death	6,038	-	-	-	71,137	-	-	-	300,000	-	377,175
Disability	6,038	-	-	-	71,137	-	-	-	-	-	77,175
Resignation/Termination
for Cause	6,038	-	-	-	-	-	-	-	-	-	6,038
Resignation for Good
Reason/Termination
without Cause	6,038	-	628,000	-	61,627	-	-	-	-	-	695,665
Termination/
Resignation upon CIC	6,038	157,000	548,536	633,600	243,757	-	-	-	-	-	1,588,931

(1)
Represents the 2012 STI payable at target upon a CIC.  For Ms. Jacobs, the amount also includes a lump-sum payment for a pro rata share of the previous year’s bonus based on the number of days worked in the current year.

(2)	For Ms. Jacobs, severance is paid as one lump sum.

Severance under each scenario for Ms. Jacobs includes accrued obligations.  Accrued obligations comprise of the full base salary through the date of termination, any unpaid but accrued annual bonus, an amount equal to the annual bonus paid for the last full fiscal year, prorated by days worked in the year of termination and any accrued vacation pay for the current year not yet paid.

●	For termination without Cause or her resignation for Good Reason, severance includes:

o	Two times the sum of the current base salary plus the most recently completed year’s annual bonus.

●	In a CIC, severance includes:

o	Three times the sum of her average annual base pay plus the average bonus in the last three fiscal years.

For Mr. Tarallo and Mr. Smith, severance is two times the current annual rate of salary (three times the current annual rate of salary in the event of a CIC, which amount will be adjusted downward to eliminate the imposition of excise tax if such elimination would yield the executive a higher net after tax payment than if the excise tax were imposed) and is paid over a two to three year period.

(3)
Represents the cash bonus opportunity of the LTI Program where 50% of the cash bonus opportunity is based upon cumulative revenue in the 2010 to 2012, 2011 to 2013 and the 2012 to 2014 performance periods and 50% is based upon cumulative Adjusted EBITDA in the same period, as measured relative to our strategic objectives for the performance period. Threshold, target and maximum amounts have been developed, based on our strategic plan. In the event of termination other than CIC or for cause, the award is prorated in the same proportion that the number of days elapsed since the beginning of the performance period. If a CIC occurs during the performance period while the participant is an employee of ours, the participant is paid the full value of the cash incentive award determined as if we had performed at the target performance level for the duration of the performance period and the participant had remained employed for the duration of the performance period. If we or one of our affiliates terminates the participant’s employment for cause or the participant resigns before the last day of the performance period, the participant is not entitled to any cash incentive award.

(4)
Represents accelerated vesting of unvested restricted stock and unvested stock options. For purposes of this table, restricted stock is valued at $1.59 per share, the closing price of our Common Stock on December 31, 2012. Stock options are valued at their intrinsic value as of December 31, 2012, based on our closing price of $1.59. Unvested restricted stock becomes fully vested in the event of a CIC. In the event of termination without Cause, death or disability, a portion of unvested restricted shares become vested based upon the length of employment during the vesting period relative to the full vesting period. In the event of termination for Cause or voluntary termination by the Executive, the Executive forfeits all unvested restricted shares. Unvested stock options become fully vested upon death, disability, retirement upon reaching age 65 or older, or a CIC.  In the event of termination for Cause or voluntary termination by the Executive, there will be no further vesting of options.

(5)	Represents proceeds to named beneficiaries upon death of the Named Executive Officer.

(6)
A portion of Ms. Jacobs’ severance amount calculated for purposes of this schedule in connection with a change in control would be considered “parachute payments” under federal law and subject to federal excise tax (i.e. are associated with a change in control of the Company and exceed a certain level). In accordance with her contract, the amount under this column represents an additional amount paid to Ms. Jacobs to put her in the same after-tax position as if no excise tax had been incurred.

The employment contracts of the Named Executive Officers which specify certain payments under termination and/or CIC as included in the above tables also require the material obligation not to compete with us, not to solicit our customers and employees and not to disclose our confidential information, all for a minimum of two years post termination.

Executive Employment Agreements

We have employment agreements with each of the Named Executive Officers, the material terms of which are described below. Salary, bonus and incentives awards are recommended by the Compensation Committee and approved by the Board of Directors, or, in the case of the CEO, the independent directors of the Board.

Jacobs Employment Agreement. We have an employment agreement with Ms. Jacobs, which expires on April 13, 2015.   The agreement provides for automatically extending the term for one additional year on April 13 of each year so that the term is always three years from the date of each renewal, unless either party gives notice of non-renewal. The agreement provides for an annual base salary, which is currently $570,000, subject to review at least annually for possible increases, plus eligibility for an annual bonus. The agreement also provides $35,000 annually for use in producing retirement income, an individual disability insurance policy providing the maximum insurable amount as the Compensation Committee determines can be purchased at reasonable cost, plus all other benefits that we provide to executive officers.

If we terminate Ms. Jacobs’ employment without “Cause,” she resigns for “Good Reason,” or the agreement expires because of non-renewal by us and her employment is terminated, she is entitled to certain severance benefits in addition to “accrued obligations.” These severance benefits are a payment of two times the sum of her annual base pay plus bonus paid in the most recent fiscal year (or three times the sum of her average annual base pay plus average bonus in the last three fiscal years if the termination is within one year of Change in Control), full vesting of all stock options, stock grants and any other equity incentive compensation, payment of two times the individual disability insurance annual premium plus applicable taxes thereon and continuation (or cash plus applicable taxes thereon in lieu of continuation) of health plan benefits for two years from the date of termination. Under the agreement, “accrued obligations” include, among other items, any unpaid but accrued annual bonus plus an amount equal to bonus paid for the prior fiscal year prorated for the portion of the current fiscal year prior to termination or expiration. “Cause” includes events such as the commission of a felony, fraud or dishonesty that results in material harm to the Company, grossly inappropriate conduct that would materially harm the Company, or a material breach of the employment agreement. “Good Reason” includes events such as an adverse material change in Ms. Jacobs’ role at the Company, a reduction of her compensation, required relocation of greater than 50 miles against her wishes, the occurrence of a “Change in Control,” or a material breach of the employment agreement by the Company.

The agreement provides that if any payments or benefits are “parachute payments” under federal law and are subject to federal excise tax (i.e., are associated with a change in control of the Company and exceed a certain level), the Company will pay an additional amount to Ms. Jacobs to put her in the same after-tax position as if no excise tax had been incurred. Ms. Jacobs’ agreement also contains provisions, which are intended to restrict her from competing with the Company by performing similar services for a competitor, soliciting customers to a competing business, or soliciting the Company’s employees until two years after termination. Her agreement also contains restrictions on the use and disclosure of the Company’s confidential information and trade secrets. If Ms. Jacobs violates the restrictions on competition or solicitation of customers or employees or the restrictions on the use and disclosure of confidential information and trade secrets, the Company may cease the payments of severance benefits and the provision of welfare benefits that it is providing to Ms. Jacobs, and the Company is entitled to pursue other legal and equitable relief to recover any amounts previously paid to Ms. Jacobs and to prevent Ms. Jacobs from further violating those restrictions.

If Ms. Jacobs’ employment is terminated due to her death or “disability” (as defined in the agreement), she will receive payment of all “accrued obligations,” full vesting of all stock options granted a year or more before termination, prorated vesting of any otherwise unvested stock options granted within one year of termination, and, in the event of disability, payment of two times the individual disability insurance annual premium plus tax and continuation (or cash plus tax gross-up in lieu of continuation) of long-term disability and health plan benefits for Ms. Jacobs’ and her family for two years on the same terms to her or her family as available to other executives of the Company.

Other Executive Officer Employment Agreements. We have employment agreements with the remaining Named Executive Officers. Under each employment agreement, the Named Executive Officer is entitled to a specific level of minimum annual base salary, subject to review at least annually for possible increases, participation in a bonus program, reimbursement for financial planning services, and life insurance up to the lesser of $200,000 additional coverage above group term coverage or $450,000 in the aggregate. Each employment agreement provides that the Named Executive Officer is entitled to a specified level of severance benefits if we terminate the Named Executive Officer’s employment without “Cause” or the Named Executive Officer resigns for “Good Reason.” Each employment agreement also provides for severance benefits if such termination of employment occurs in connection with a “Change in Control” (i.e., within 90 days before or one year after a Change in Control). Each agreement conditions the right to severance upon the Named Executive Officer’s execution of a release agreement in favor of the Company. Each agreement defines “Cause” to include events such as willful and continued failure to perform duties, willful misconduct or gross negligence, fraud or dishonesty against the Company, commission of a felony or any other crime involving dishonesty, or a material breach of the employment agreement. Each agreement defines “Good Reason” to include a material modification in duties, required relocation against the executive’s wishes, or the Company materially breaches the agreement. Each agreement also contains provisions which are intended to restrict each Named Executive Officer from competing with the Company by performing similar services for a competitor, soliciting customers to a competing business, or soliciting the Company’s employees until two years after termination. The agreements also contain restrictions on the use and disclosure of the Company’s confidential information and trade secrets by the Named Executive Officer. All agreements provide that the Company may cease payment of any severance amounts being paid to the Named Executive Officer if the officer breaches any of the foregoing restrictions and that the Named Executive Officer must repay any amounts already paid to him. Furthermore, the Company may pursue other legal and equitable remedies to prevent the Named Executive Officer from further violating any of the foregoing restrictions.

The material features of these employment agreements that vary among the Named Executive Officers are described below.

Tarallo Employment Agreement. Our employment agreement with Mr. Tarallo expires on August 10, 2014. The agreement provides for automatically extending the term for one additional year on August 10 of each year so that the term is always two years from the date of each renewal, unless either party gives notice of non-renewal. Mr. Tarallo’s current annual base salary is $340,000. The agreement provides for an automobile allowance of at least $400 per month, as well as one professional membership. In addition, the agreement provides for an additional annual perquisites allowance up to $10,000, although no such additional perquisites have ever been paid.  The severance benefits payable to Mr. Tarallo following a termination of his employment by us without “Cause” or by him for “Good Reason” are continued payment of his annual base salary for two years after termination of employment, except that if Mr. Tarallo resigns for “Good Reason” or is terminated without “Cause” in connection with a Change in Control, we are obligated to pay Mr. Tarallo whichever of the following results in Mr. Tarallo’s retaining the larger after-tax amount: three times his annual base salary at the time of termination or, if less than three times Mr. Tarallo’s salary at the time of termination of employment, the largest amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code.

Smith Employment Agreement. Our employment agreement with Mr. Smith expires on January 1, 2015. The agreement provides for automatically extending the term for one additional year on January 1 of each year so that the term is always two years from the date of each renewal, unless either party gives notice of non-renewal. Mr. Smith’s current annual base salary is $314,000. The agreement provides for an automobile allowance of at least $400 per month, as well as one club membership. Mr. Smith maintained no club memberships in 2010, 2011 or 2012. The severance benefits payable to Mr. Smith following a termination of his employment by us without “Cause” or by him for “Good Reason” are continued payment of his annual base salary for two years after termination of employment, except that if Mr. Smith resigns for any reason or is terminated without “Cause” in connection with a Change in Control, we are obligated to pay Mr. Smith whichever of the following results in Mr. Smith retaining the larger after-tax amount: three times his annual base salary at the time of termination or, if less than three times Mr. Smith’s salary at the time of termination of employment, the largest amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code.

Director Compensation for Fiscal Year-End
December 31, 2012

		Fees Earned or		Option	All Other
		Paid in Cash	Stock Awards	Awards	Compensation	Total
Name		($)	($)	($)	($)	($)
(a)(1)	Year	(b)	(c)(2)	(d) (3)	(g) (5)	(h)

Kathleen A. Dahlberg	2012	75,000	46,350	-	-	121,350
	2011	67,750	28,500	-	-	96,250
	2010	47,808	6,650	4,500	-	58,958

K. Wyatt Engwall	2012	69,500	46,350	-	-	115,850
	2011	67,750	28,500	-	-	96,250
	2010	49,000	6,650	4,500	-	60,150

John V. Herndon (4)	2012	78,192	46,350	-	1,800	126,342
	2011	75,000	28,500	-	900	104,400
	2010	75,000	6,650	4,500	900	87,050

C. David Moody, Jr.	2012	73,000	46,350	-	-	119,350
	2011	64,750	28,500	-	-	93,250
	2010	50,000	6,650	4,500	-	61,150

Peter A. A. Saunders	2012	64,000	46,350	-	-	110,350
	2011	58,750	28,500	-	-	87,250
	2010	46,192	6,650	4,500	-	57,342

(1)
M. Christine Jacobs, the Company’s President and Chief Executive Officer is not included in this table as Ms. Jacobs is an employee of the Company and thus receives no compensation for services as a director. The compensation received by Ms. Jacobs as an employee of the Company is shown in the Summary Compensation Table included herein.

(2)
Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with GAAP, and do not correspond to the actual value that will be realized by each Director. For more information on valuation of share-based awards, see footnote K to our consolidated financial statements included in Form 10-K for the year ended December 31, 2012. At December 31, 2012, the aggregate number of unvested restricted stock awards outstanding was: Ms. Dahlberg, 41,667; Mr. Engwall—41,667; Mr. Herndon—41,667; Mr. Moody—41,667; and Mr. Saunders—41,667.

(3)
Amounts reflect the aggregate grant date fair value of option awards computed in accordance with GAAP, and do not correspond to the actual value that will be realized by each Director. For more information on valuation of share-based awards, see footnote K to our consolidated financial statements included in Form 10-K for the year ended December 31, 2012. At December 31, 2012, the aggregate number of option awards outstanding was: Ms. Dahlberg—10,000; Mr. Engwall—10,000; Mr. Herndon—10,000; Mr. Moody—10,000; and Mr. Saunders—10,000.

(4)
Mr. Herndon, a Director and former chief executive officer of the Company, has served as Advisor-to-the-Chief Executive Officer since the third quarter of 1993. For his continued service as Advisor-to-the-Chief Executive Officer, Mr. Herndon’s annual salary is $85,000. In view of his compensation as Advisor-to-the Chief Executive Officer, Mr. Herndon does not receive the annual Director cash retainer or Director meeting fees.

(5)	Represents amount of our matching contribution allocated pursuant to the Employee Savings Plan (401(k)) Plan.

Each Director who is not an employee of the Company receives a Board retainer of $7,500 per quarter, $1,500 for attending each Board meeting and $1,000 for attending each Committee meeting. A retainer of $3,000 per quarter is paid to the Chairman of each committee.  Each Committee member other than the Chair receives a retainer of $500 per quarter for each Committee. Each non-officer Director also receives an annual equity grant consisting of 30,000 shares of restricted stock which vest ratably over three years.

PROPOSAL NUMBER TWO
APPROVAL OF “SAY-ON-PAY” ADVISORY VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act we are providing our stockholders the opportunity to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. We urge our stockholders to read the Executive Compensation and Related Matters section of this proxy statement, which includes the 2012 Summary Compensation Table and related compensation tables and narrative, which provide information on our compensation program for our Named Executive Officers’ compensation.

Our Compensation Committee works closely with a third party compensation consultant to design and implement a compensation program that appropriately attracts,  retains, motivates, incentivizes and rewards our management team. The actual incentive compensation realized by our Named Executive Officers for 2012 reflects our performance relative to our goals:

●
Named Executive Officer performance under the Short-Term Incentive (“STI”) program is measured by the following weighted program goals established in February 2012: 25% based on 2012 revenue, 25% based on 2012 operating income, and 50% based on specific individual goals considered to be of particular importance to our current or long-term performance. Individual goals include among other things, increased market share of specific product lines, new product development and launch, growth through acquisition, organic growth drivers, margin improvement, positive cash flow drivers and significant infrastructure improvements. For 2012, actual performance resulted in the payments under the STI program shown in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation.

●
No payouts were made to Named Executive Officers under the Long-Term Incentive (“LTI”) Performance Cash Awards for the 2010-2012 performance period. Payout of this LTI Performance Cash Award was conditioned on achieving specified levels of revenue and Adjusted EBITDA that were not achieved.

●
Options for Named Executive Officers to purchase 210,000 shares of the Company’s common stock expired out of the money in 2012, reflecting a component of at-risk compensation tied to share appreciation which did not occur.

For 2013, no increase in base salary has been given nor are any planned for any of the Named Executive Officers.  Additionally in the case of the CEO, no base salary increase was made in 2012.

We believe that the information provided in this proxy statement demonstrates that our compensation policies and practices are aligned with our stockholders’ interests and reward Named Executive Officers based on performance compared to predetermined goals and objectives. In particular, we note that at least 50% of the STI cash bonus opportunity and all of the LTI cash bonus opportunity is based on objective revenue measures and profitability measures.  In addition, a substantial portion of the individual performance goals (representing the other 50% of the STI cash bonus opportunity) are based on objective financial metrics corresponding to the executive’s role. The Compensation Committee also considers the fact that each of our Named Executive Officers has significant personal holdings of our Common Stock (see page 4), which serves to align their interests with those of our stockholders generally.

Accordingly, we are asking our stockholders to approve the following advisory resolution at the 2013 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Theragenics Corporation approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Theragenics Corporation 2013 definitive proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and the accompanying footnotes and narratives.

The vote on the compensation of our Named Executive Officers as disclosed in this proxy statement is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and will consider the voting results on this proposal and any stockholders’ concerns expressed, and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns. The affirmative vote of a majority of votes cast is required to approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement pursuant to the compensation disclosure rules of the SEC, including the Summary Compensation Table and the other related tables and disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL NUMBER THREE
ADVISORY VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

           In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation of our Named Executive Officers, similar to Proposal Two in this proxy statement. This advisory vote is commonly referred to as “say on frequency.” Stockholders may vote to recommend to the Board that future advisory votes on executive compensation be conducted at least every one year, two years or three years. Stockholders may also abstain from voting on this proposal.

           TRIENNIAL RECOMMENDATION: We recommend that our stockholders select a frequency of three years, or a triennial vote. We expect our executives to focus on strategies and activities to deliver long-term shareholder value. Our executive compensation program is therefore designed to support long-term value creation.  As such, a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. One of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year service periods to encourage our Named Executive Officers to focus on long-term performance, and recommend a triennial vote, which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance. We carefully review changes to our executive compensation program. We annually monitor and make adjustment to, if necessary, our Named Executive Officers compensation program to maintain the competiveness, consistency and credibility of the program which is important in attracting, motivating and retaining our executives. We therefore believe that a triennial vote is an appropriate frequency to provide our Compensation Committee sufficient time to consider stockholders’ input and to implement any appropriate changes to our executive compensation program.

           Accordingly, we are asking our stockholders to approve the following advisory resolution at the 2013 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Theragenics Corporation approve, on an advisory basis, every three years as the frequency of future advisory votes on executive compensation of the Named Executive Officers.

           The vote on the frequency of future advisory votes on executive compensation of the Named Executive Officers is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders, and the Board will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation of the Named Executive Officers.  Whichever of the three alternatives receives a majority of the votes cast will be considered the alternative recommended by stockholders.  With respect to this proposal, if none of the three alternatives receives a majority vote, we will consider the alternative that receives the highest number of votes by stockholders to be the alternative that is preferred by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS SELECT “THREE YEARS” ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of our accounting and reporting practices, financial reports, internal controls and audit functions. The Audit Committee’s responsibilities are more fully described in its charter. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Management is responsible for the preparation and integrity of our consolidated financial statements, accounting and financial reporting principles, disclosure controls and procedures, internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm (the “independent auditors”) is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with generally accepted accounting principles.

The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to Management and our independent auditors on the basis of the information it receives, through discussions with Management and the independent auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee’s functions are not intended to duplicate or certify the activities of Management or the independent auditors. The Audit Committee meets at least quarterly with Management and the independent auditors to review the Company’s interim financial statements and discuss various topics and events, including, but not limited to, items related to our internal control over financial reporting, critical accounting policies and the adequacy of disclosure in our consolidated financial statements. In accordance with law, the Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls, or auditing matters, including the confidential, anonymous submission of concerns regarding questionable accounting and auditing matters.

The Audit Committee received and reviewed the report of Management’s assessment on internal control over financial reporting at December 31, 2012, contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC, as well as the reports of Dixon Hughes Goodman LLP, our independent auditors for 2012, which are also included in our Annual Report on Form 10-K. These reports related to Dixon Hughes Goodman’s audit of our consolidated financial statements.

The Audit Committee reports as follows with respect to the audit of our 2012 consolidated financial statements:

●
The Committee has reviewed and discussed the Company’s 2012 audited consolidated financial statements with its Management, including the reasonableness of significant estimates and judgments and the clarity of disclosure in the Company’s financial statements, including the disclosures related to the Company’s critical accounting policies;

●
The Committee has discussed with Dixon Hughes Goodman, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

●
The Committee has received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence.

●
Based on review and discussions of the Company’s 2012 audited consolidated financial statements with Management and discussions with Dixon Hughes Goodman, the Audit Committee recommended to the Board of Directors that the Company’s 2012 audited consolidated financial statements be included in its Annual Report on Form 10-K.

The Committee meets at regularly scheduled executive sessions. The Committee Chair, Mr. Engwall, presides at the executive sessions of the Audit Committee.

This report is provided by the following independent directors, who comprise the Audit Committee:

K. Wyatt Engwall — Chairman
Kathleen A. Dahlberg
C. David Moody, Jr.
Peter A.A. Saunders

PROPOSAL NUMBER FOUR
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will be asked to vote for a proposal to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. The Audit Committee is responsible for the selection of our independent registered public accounting firm, and has approved the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm to audit our consolidated financial statements for 2013. As a matter of good corporate governance, we are submitting the selection of Dixon Hughes Goodman LLP to stockholders for ratification. Proposal Four requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will have no effect on Proposal Four. A representative of Dixon Hughes Goodman LLP is expected to attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders. Dixon Hughes Goodman has audited our consolidated financial statements since 2007.

Accounting Fees and Services

Following are aggregate fees billed to us by Dixon Hughes Goodman for professional services for the fiscal years ended December 31, 2012 and 2011.

Audit Fees. In connection with services rendered for the audit of our annual financial statements and the review of our interim financial statements, we have estimated that the total audit fees for fiscal years 2012 and 2011 were approximately $452,000 and $440,000, respectively. These figures include fees for services that were billed to us in fiscal year 2013 in connection with the 2012 fiscal year audit, and billed in 2012 in connection with the 2011 fiscal year audit.

Audit-Related Fees. The aggregate fees billed by our independent public accountants for audit-related professional services includes fees associated with the audit of the financial statements of certain employee benefit plans of approximately $24,000 and $25,000 for fiscal years 2012 and 2011, respectively.

Tax Fees. The aggregate fees billed by our independent public accountants for professional services relating to tax compliance, tax planning and tax advice, taken as a whole, were approximately $42,000 and $43,000 for the fiscal year ending 2012 and 2011, respectively.

All Other Fees. The aggregate fees billed by our independent public accountants for all other professional services to us were approximately $21,000 for fiscal year 2011 and consisted of services rendered in connection with financial statement disclosures.  There were no such other professional fees for fiscal year 2012.

The Audit Committee pre-approves all services performed by our independent auditors. The full Audit Committee approves annually projected services and fee estimates for these services. The Audit Committee Chairman has been designated by the Audit Committee to pre-approve any services arising during the year that are not otherwise pre-approved by the entire Audit Committee. Services approved by the Chairman are communicated to the full Audit Committee for ratification at its next regular meeting. In making its pre-approval determination, the Audit Committee is required to consider whether providing the non-audit services are compatible with maintaining the accounting firm’s independence.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, officers, directors, and beneficial owners of more than ten percent of our outstanding Common Stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of the Common Stock at the time they become subject to the reporting requirements and changes in beneficial ownership occurring thereafter. Based on a review of the reports submitted to us and written representations from persons known to us to be subject to these reporting requirements, we believe that our executive officers and directors complied with the Section 16(a) requirements during fiscal year 2012.

RELATED PARTY TRANSACTIONS

We have adopted a written Related Party Policy, which provides procedures for the review, approval or ratification of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) we are a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity) (“Interested Transactions”). A Related Party is (a) any person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) a greater than 5 percent beneficial owner of our Common Stock, or (c) any immediate family member of any of the foregoing. The Related Party Policy is in addition to, and does not replace, the Code of Conduct applicable to all employees, officers and directors, or the Code of Ethics for Chief Executive Officer and Senior Financial Officers.

The Audit Committee of the Board of Directors is responsible for reviewing the material facts of all Interested Transactions and approving and ratifying Interested Transactions. In connection with its review, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

The Audit Committee has reviewed certain types of Interested Transactions and determined that each of the following are deemed to be pre-approved by the Audit Committee: employment and compensation of executive officers, director compensation, any transaction with another company at which a Related Person’s only interest is as an employee and the transaction does not involve more than $250,000, certain Company charitable contributions not to exceed $250,000 or 2% of the charitable organizations’ total annual receipts, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions, and certain banking related services.

No director shall participate in any discussion or approval of a related party transaction for which he or she is a Related Party, except that the director shall provide all material information concerning the Interested Transaction to the Audit Committee.

STOCKHOLDER PROPOSALS

Stockholders of Theragenics may submit proposals for inclusion in the proxy materials. These proposals must meet the stockholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in our 2014 proxy material, a stockholder’s proposal must be received not later than December 6, 2013 at our corporate offices, 5203 Bristol Industrial Way, Buford, Georgia 30518, ATTN: Corporate Secretary.

In addition, our By-Laws provide that in order for stockholder proposals or director nominations to be brought before an annual meeting by a stockholder, the proposing stockholder must deliver written notice to our Corporate Secretary not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, in advance of the anniversary of the previous year’s annual meeting, provided, however, if the upcoming meeting date is more than 30 days in advance of or more than 60 days after the anniversary of the previous year’s annual meeting, the stockholder’s notice must be received not later than the close of business on the 120th  day in advance of the upcoming annual meeting or the tenth day following the date of public disclosure of such upcoming meeting date. Such notice must contain specified information about the proposing stockholder(s) and any director nominees or proposals submitted by the stockholder(s), including information about the economic interest of proposing stockholder(s) in Theragenics and any arrangements between such stockholder(s) and nominees.  In addition, in order to nominate directors for election, the stockholder(s) must have beneficially held at least the lesser of 2% or $1,000,000 in market value of Theragenics’ outstanding voting securities for at least two years prior to the date of notice.

 MISCELLANEOUS

Our website address is “http://www.theragenics.com.” Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge through our website by clicking on the “Investor Relations” page and selecting “SEC Filings.” These reports will be available as soon as reasonably practicable after such material has been electronically filed with, or furnished to, the SEC. These reports are also available through the SEC’s website at  “http://www.sec.gov.” The information on these websites and the information contained therein or connected thereto are not intended to be incorporated by reference into this proxy statement.

We will furnish without charge a copy of our annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2012, including the consolidated financial statements, to any record or beneficial owner of our Common Stock as of March 21, 2013, who requests a copy of such report. Any request for the 10-K report should be in writing addressed to: Investor Relations, Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518. If the person requesting the report was not a stockholder of record on March 21, 2013, the request must include a representation that such person was a beneficial owner of Common Stock of the Company on that date. Copies of any exhibits to the Form 10-K will be furnished on request and upon payment of our expenses in furnishing such exhibits.

OTHER MATTERS

We are not aware of any matters to be presented for action at the meeting other than those set forth in this Proxy Statement. However, should any other business properly come before the meeting, or any adjournment thereof, the enclosed Proxy confers upon the persons entitled to vote the shares represented by such Proxy discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.

Buford, Georgia
April 1, 2013

(THERAGENICS CORPORATION LOGO)

Theragenics Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4, and FOR “3 Years” in Proposal 3.
1.	Election of Directors:	For	Withhold		For	Withhold	+

	01 - K. Wyatt Engwall	☐	☐	02 - M. Christine Jacobs	☐	☐

		For	Against	Abstain		3 Years	2 Years	1 Year	Abstain
2.	Advisory approval of executive compensation.	☐	☐	☐	3. Advisory approval of frequency of shareholder advisory vote on executive compensation.	☐	☐	☐	☐

4.	To ratify the appointment of Dixon Hughes Goodman LLP as independent registered public accounting firm.	☐	☐	☐	5. In their discretion, the Proxies, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

	1 U P X 1 5 9 9 1 4 2	+

01M4PD

Theragenics Corporation
5203 Bristol Industrial Way
Buford, GA 30518

A ticket must be presented in order to gain admission to the Annual Meeting of the Stockholders. If you plan to attend the meeting, please complete and return the enclosed Admission Ticket Request Form in order to receive your Admission Ticket. You will not be mailed an Admission Ticket. Your ticket will be available at the registration table on May 17, 2013.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2013: The proxy statement and annual report on form 10K are available at www.theragenics.com.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

PROXY / VOTING INSTRUCTION CARD — Theragenics Corporation

This Proxy is Solicited on Behalf of The Board of Directors
Annual Meeting of the Stockholders – May 17, 2013

The undersigned hereby appoints Mr. Francis J. Tarallo or Mr. Bruce W. Smith, or either of them (the “Proxies”), as the undersigned’s Proxy or Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Theragenics Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on May 17, 2013, or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF K. WYATT ENGWALL AND M. CHRISTINE JACOBS, TO APPROVE THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, TO APPROVE THE ADVISORY VOTE ON THREE YEARS AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND TO RATIFY THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.